Exhibit 10. (ii) (B)
AMENDMENT TO STERLING BANCORP KEY EXECUTIVE INCENTIVE BONUS PLAN
     THIS AMENDMENT (the “Amendment”) is made by Sterling Bancorp (the “Company” ) to be effective as of December 29, 2008.
     WHEREAS, the Company maintains the Key Incentive Bonus (the “Plan”) for the benefit of certain participants (“Participants”);
     WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and
     WHEREAS, the Committee of the Company has reserved the right to amend or modify the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The following shall be added at the end of Paragraph VI:

“Bonus Awards shall be paid by March 15 of the calendar year following the year in which the Performance Period closes (or such later date as permitted by applicable tax rules), after the determination of the amount thereof by the Committee.”

2.	The following paragraph shall be added as the new Article XX of the Plan:

“XX. Section 409A of the Internal Revenue Code:

It is the Company’s intent that the Plan comply with or be exempt from the requirements of Section 409A and that the Plan be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to the Participant (plus interest at the applicable federal rate as defined in Section 1274(d) of the Code) in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. ”
IN WITNESS WHEREOF, the Board has caused this Amendment to the Plan to be duly executed on this 29th day of December, 2008.

STERLING BANCORP

By:	Dale C. Fredston
Senior Vice President, Corporate Secretary